Exhibit 5.1

October 26, 2004

Reebok International Ltd.

1895 J. W. Foster Boulevard

Canton, Massachusetts 02021

Ladies and Gentlemen:

We have acted as counsel to Reebok International Ltd., a Massachusetts corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus which provides for the issuance by the Company in an exchange offer (the “Exchange Offer”) of up to $350,000,000 aggregate principal amount of Series B 2% Convertible Debentures due May 1, 2024 (the “New Securities”) which are convertible into cash and shares of the Company’s common stock, $0.01 par value per share (the “Shares”). The New Securities will be offered by the Company in exchange for a like principal amount of the Company’s outstanding 2% Convertible Debentures due May 1, 2024 (the “Original Securities”). The New Securities are to be issued pursuant to an Indenture to be dated as of the date of initial issuance of the New Securities between the Company and U.S. Bank National Association (the “Indenture”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Company and other appropriate persons.

We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts, the laws of the State of New York and the federal laws of the United States of America.

Reebok International Ltd.	- 2 -	October 26, 2004

Based upon the foregoing, we are of the opinion that:

1. When the New Securities have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Securities surrendered in exchange therefor upon completion of the Exchange Offer, the New Securities constitute valid and binding obligations of the Company enforceable against it in accordance with their terms.

2. The Shares have been duly authorized and, when issued upon conversion of the New Securities, will be validly issued, fully paid and nonassessable.

Our opinions in paragraph 1 are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”

This opinion may be used only in connection with the offer and sale of the New Securities and Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP